Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

Jimmy Dunne Elected to AIG’s Board of Directors

NEW YORK – December 4, 2023 – American International Group (NYSE: AIG) today announced that its Board of Directors has elected James (Jimmy) Dunne III as an independent Director, effective December 1, 2023.

Peter Zaffino, Chairman & CEO, AIG, stated: “We are delighted to have someone of Jimmy’s caliber join the AIG Board. I have great respect for his exceptional financial and investment acumen and extensive experience in advising on significant and complex matters. His unique perspective will be invaluable to AIG and our stakeholders as we execute on our strategy.”

John Rice, Lead Independent Director, AIG, noted: “Jimmy brings broad financial services expertise, deep executive leadership experience and a demonstrated commitment to giving back to his communities. I look forward to welcoming him to the Board and value his insights as AIG continues its journey to becoming a top performing company.”

Jimmy Dunne added: “I have known Peter for decades and have always admired his tremendous leadership abilities. He has built a terrific team at AIG, and I couldn’t be more excited to join the Board of Directors.”

Mr. Dunne is Vice Chairman and Senior Managing Principal of Piper Sandler, an investment bank and financial services company. He was a co-founder of Sandler O'Neill & Partners, which was acquired by Piper Jaffray in 2020. Under his leadership, Sandler grew to become the largest independent full-service investment banking firm focused on the financial services sector. Mr. Dunne graduated from the University of Notre Dame and is a member on its Board of Trustees. He also currently serves as a board member of Chime Financial, Inc. and the PGA Tour Policy Board.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.